Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Heritage Global Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other(3)	3,473,981(2)	$1.51	$5,245,711.31	.0000927	$486.28
Total Offering Amounts					$5,245,711.31		$486.28
Total Fee Offsets							—
Net Fee Due							$486.28

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.01 par value (the “Common Stock”) of Heritage Global Inc. (the “Registrant”), which become issuable under the 2022 Heritage Global Inc. Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock

(2)	Represents an additional 3,473,981 shares of Common Stock of the Registrant issuable under the Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on The Nasdaq Capital Market on July 6, 2022, which was $1.51 per share.